EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Kevin T. Thompson
Executive Vice President
Chief Financial Officer
(419) 254-6068

Sky Reports Record Earnings For The Second Quarter

July 17, 2003 (Bowling Green, Ohio, NASDAQ: SKYF) Sky Financial Group, Inc. today reported second quarter net income of $37.5 million, or $.42 per diluted share. Net income increased 28.8% compared to $29.1 million earned in the second quarter last year and diluted earnings per share increased 20% compared to the second quarter of 2002 earnings per share of $.35. For the six months ended June 30, 2003, Sky reported net income of $73.6 million, or $.83 per diluted share, increasing from net income of $60.8 million, or $.73 per diluted share, reported for the first six months last year.

Operating earnings for the quarter were $39.8 million, or $.44 per diluted share, up from $32.8 million, or $.39 per diluted share, for the second quarter last year. For the six months ended June 30, 2003, operating earnings were $75.8 million, or $.86 per diluted share, up from $64.5 million, or $.78 per diluted share for the prior year to date. Operating earnings for 2003 exclude after-tax charges of $2.3 million, or $.03 per diluted share, related to Sky completing the acquisition and integration of Metropolitan Financial Corp. during the second quarter. In 2002, Sky’s operating earnings excluded after-tax charges of $3.7 million, or $.04 per diluted share, mainly related to its implementation of a new technology platform company-wide in the second quarter last year.

For the second quarter 2003, Sky’s net income generated returns on average equity and average assets of 16.78% and 1.24%, respectively. On an operating basis, Sky’s return on average equity and return on average assets were 17.80% and 1.31%, respectively.

“We are very pleased to report record earnings to our shareholders this quarter,” stated Marty E. Adams, chairman and CEO. “With operating earnings per share up 12.8% over the prior year, our financial results reflect the consistent strength of our profitability combined with significant growth generated by our regional financial services structure and acquisitions. We are also pleased to have successfully completed our merger with Metropolitan Financial Corp. on April 30 and to have added the new Greater Cleveland Region to our group.”

Net interest income for the second quarter was $104.4 million, up 19.6% from $87.4 million in the second quarter last year. Average earning assets increased 26.3% from the second quarter last year, with average loans increasing 29.9% over the prior year. The increase in average loans included organic growth of 11.3% in addition to loans from the acquisitions of Metropolitan Financial Corp. this past quarter and Three Rivers Bancorp in the fourth quarter last year. Average deposits were up 22.0% from the same quarter last year, which included organic growth of 2.2% in addition to deposits from the Metropolitan and Three Rivers acquisitions. The net interest margin for the second quarter was 3.73%, a decrease of 14 basis points from last quarter and 21 basis points from the second quarter a year ago. The lower net interest margin from the prior year reflects both the impact of the current low rate environment and the incremental effect of the Metropolitan acquisition.

Non-interest revenues were $47.6 million for the second quarter, increasing 35.2% from $35.2 million in the same period last year. Mortgage banking revenues were $13.9 million for the second quarter, up $9.4 million, or 209% from the second quarter last year, despite the inclusion of $3.6 million of mortgage servicing asset impairment charges in the quarter versus $0.1 million of impairment charges in the second quarter last year. The low rate environment during the second quarter remained very favorable to mortgage origination volumes, which were $855 million, up 345% from $248 million in the same quarter last year. Brokerage and insurance commissions were $10.8 million for the quarter up $1.3 million, or 13.2% from the prior year, primarily reflecting growth from increased sales. Service charges on deposits were $9.5 million, up $1.1 million, or 13.2% from last year attributable, mainly to the growth in deposits.

Non-interest expenses for the second quarter were $84.7 million, which included $3.5 million of expenses related to completing the acquisition and integration of Metropolitan Financial Corp. during the quarter. Non-interest expenses for the second quarter last year were $69.8 million, which included $5.7 million of expenses related to the implementation of a new technology platform company-wide. Excluding the merger, integration and restructuring expenses, non-interest expenses for the second quarter were $81.2 million compared to $64.1 million in the second quarter last year. The increase in operating expenses resulted mainly from the acquisitions of Metropolitan and Three Rivers in addition to expenses to support ongoing revenue growth. The efficiency ratio, on an operating basis, was 53.14% for the quarter compared to 51.98% for the same quarter last year. Including merger, integration and restructuring expenses, the efficiency ratio for the quarter was 55.42% compared to 56.56% in the second quarter last year.

The provision for credit losses for the second quarter was $10.6 million versus $9.4 million in the same quarter last year up mainly due to higher average loans. Net credit losses to average loans for the second quarter was .37%, down from .40% for the same quarter last year. At June 30, 2003, non-performing loans to total loans was .97%, up from .89% a year ago primarily due to the Metropolitan acquisition, and the allowance for credit losses to non-performing loans was 160% versus 178% last year. Non-performing loans for the second quarter continue to reflect the non-accrual status of loans the payment under which are guaranteed by surety bonds or insurance policies issued by three insurance agencies. Including an addition of $3.8 million from the Metropolitan acquisition, these related loans total $26.6 million. While the matter currently remains in litigation, Sky continues to believe that, under the terms of the bonds, the credits are well secured and the prospects for collection are strong.

During the second quarter, Sky Financial Solutions (SFS) added $57 million in new loans to Sky’s loan portfolio compared to $63 million originated in the second quarter last year. SFS reported net income of $0.7 million for the second quarter this year, versus a net loss of $1.6 million in the second quarter last year. With the SFS loan portfolio totaling $647 million at June 30, 2003, up from $439 million last year, Sky expects SFS to continue operating profitably going forward.

On July 15, 2003, Sky announced a definitive agreement to acquire GLB Bancorp Inc., Mentor, Ohio, and its wholly-owned subsidiary Great Lakes Bank. Great Lakes Bank has $206 million in assets and operates 13 full service branches in the Cleveland, Ohio Market. The merger is expected to close in the fourth quarter of 2003 and, upon completion, the combined companies will have approximately $12.9 billion in total assets and $8.9 billion in total deposits.

The information in this press release contains forward-looking statements regarding the expected future financial performance that are not historical facts and that involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

Today, July 17, 2003 at 11 a.m., Marty E. Adams, chairman and CEO and Kevin T. Thompson, chief financial officer of Sky Financial Group will host a conference call to provide an overview of second quarter performance and business outlook. Participants are encouraged to call in beginning at 10:45 a.m. by dialing 1-800-810-0924 (confirmation code: 498981). A simultaneous webcast of the conference call will also be available and can be accessed via the Investor Relations section of the Sky website at www.skyfi.com. A replay of the call will be available from 7:00 p.m., July 17, until midnight, Tuesday, July 22 by calling (888) 203-1112 (confirmation code: 498981). The event will be archived on the Sky website indefinitely.

About Sky Financial Group, Inc.

Sky Financial Group is a $12.7 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 50 largest bank holding companies in the nation. The company operates over 250 financial centers and over 250 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, asset management; Sky Financial Solutions, specialized healthcare financing; Sky Access, Internet services; and Sky Insurance and Meyer & Eckenrode Insurance Group, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.

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press release 2nd qtr 2003

SKY FINANCIAL GROUP, INC.

STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share data)	Three Months Ended June 30,		Percent Change
	2003	2002
Interest income	$167,235	$154,418	8.3%
Interest expense	62,797	67,065	(6.4)

Net interest income	104,438	87,353	19.6
Provision for credit losses	10,573	9,444	12.0

Net interest income after provision for credit losses	93,865	77,909	20.5

Non-interest income
Trust services income	3,652	3,564	2.5
Service charges and fees on deposit accounts	9,489	8,379	13.2
Mortgage banking income	13,884	4,497	208.7
Brokerage and insurance commissions	10,815	9,554	13.2
Net securities gains (losses)	83	940	(91.2)
Other income	9,659	8,262	16.9

Total non-interest income	47,582	35,196	35.2

Non-interest expenses
Salaries and employee benefits	43,225	36,241	19.3
Occupancy and equipment expense	12,254	9,058	35.3
Merger, integration and restructuring expense	3,486	5,652	(38.3)
Other operating expenses	25,737	18,845	36.6

Total non-interest expense	84,702	69,796	21.4

Income before income taxes	56,745	43,309	31.0
Income taxes	19,236	14,186	35.6

Net income	$37,509	$29,123	28.8

SHARE DATA:
Basic earnings per share	$0.42	$0.35	20.0
Diluted earnings per share	0.42	0.35	20.0
Cash dividend paid per common share	0.20	0.19	—
Average shares outstanding
Basic	89,041,000	82,358,000	—
Diluted	89,643,000	83,231,000	—
PERFORMANCE RATIOS:
Return on average equity	16.78%	16.90%	—
Return on average assets	1.24	1.22	—
Efficiency ratio	55.42	56.56	—
Net interest margin (FTE)	3.73	3.94	—

press release 2nd qtr 2003

SKY FINANCIAL GROUP, INC.

STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share data)	Six Months Ended June 30,		Percent Change
	2003	2002
Interest income	$325,270	$306,017	6.3%
Interest expense	123,279	134,688	(8.5)

Net interest income	201,991	171,329	17.9
Provision for credit losses	20,758	18,765	10.6

Net interest income after provision for credit losses	181,233	152,564	18.8

Non-interest income
Trust services income	6,991	7,017	(0.4)
Service charges and fees on deposit accounts	18,094	15,989	13.2
Mortgage banking income	23,242	9,950	133.6
Brokerage and insurance commissions	21,406	18,286	17.1
Net securities gains (losses)	560	1,445	(61.2)
Other income	17,638	15,332	17.5

Total non-interest income	87,931	68,019	29.8

Non-interest expenses
Salaries and employee benefits	83,740	70,988	18.0
Occupancy and equipment expense	24,469	17,887	38.9
Merger, integration and restructuring expense	3,486	5,652	(38.3)
Other operating expenses	46,231	35,452	30.4

Total non-interest expense	157,926	129,979	21.8

Income before income taxes	111,238	90,604	22.8
Income taxes	37,659	29,768	26.5

Net income	$73,579	$60,836	20.9

SHARE DATA:
Basic earnings per share	$0.84	$0.74	13.5
Diluted earnings per share	0.83	0.73	13.7
Cash dividend paid per common share	0.40	0.38	—
Average shares outstanding
Basic	88,064,000	82,343,000	—
Diluted	88,632,000	83,144,000	—
PERFORMANCE RATIOS:
Return on average equity	17.06%	17.98%	—
Return on average assets	1.28	1.30	—
Efficiency ratio	54.18	53.92	—
Net interest margin (FTE)	3.79	3.95	—

press release 2nd qtr 2003

SKY FINANCIAL GROUP, INC.

FIVE QUARTERS STATEMENTS OF INCOME

(Dollars in thousands)

	2003		2002
	2nd qtr	1st qtr	4th qtr	3rd qtr	2nd qtr
Fully taxable equivalent interest income	$168,060	$158,753	$166,980	$154,349	$155,274

Interest income	$167,235	$158,035	$166,264	$153,624	$154,418
Interest expense	62,797	60,482	65,131	64,402	67,065

Net interest income	104,438	97,553	101,133	89,222	87,353
Provision for credit losses	10,573	10,185	15,101	9,711	9,444

Net interest income after provision for credit losses	93,865	87,368	86,032	79,511	77,909

Non-interest income
Trust services income	3,652	3,339	3,214	3,248	3,564
Service charges and fees on deposit accounts	9,489	8,604	9,498	9,011	8,379
Mortgage banking income	13,884	9,358	13,523	5,153	4,497
Brokerage and insurance commissions	10,815	10,591	9,199	9,281	9,554
Net securities gains (losses)	83	478	(631)	1,664	940
Other income	9,659	7,979	9,948	8,754	8,262

Total non-interest income	47,582	40,349	44,751	37,111	35,196

Non-interest expenses
Salaries and employee benefits	43,225	40,514	41,994	38,710	36,241
Occupancy and equipment expense	12,254	12,216	11,907	10,383	9,058
Merger, integration and restructuring expense	3,486		4,784		5,652
Other operating expenses	25,737	20,494	21,052	18,005	18,845

Total non-interest expense	84,702	73,224	79,737	67,098	69,796

Income before income taxes	56,745	54,493	51,046	49,524	43,309
Income taxes	19,236	18,423	17,108	16,491	14,186

Net income	$37,509	$36,070	$33,938	$33,033	$29,123

Operating earnings	$39,775	$36,070	$37,048	$33,033	$32,797

press release 2nd qtr 2003

SKY FINANCIAL GROUP, INC.

FIVE QUARTER PERFORMANCE RATIOS AND SHARE DATA

(Unaudited)

PERFORMANCE RATIOS:

ACTUAL	2003		2002
	2nd qtr	1st qtr	4th qtr	3rd qtr	2nd qtr
Return on average equity	16.78%	17.37%	16.47%	18.46%	16.90%
Return on average assets	1.24	1.33	1.23	1.35	1.22
Net interest rate spread	3.43	3.55	3.59	3.53	3.55
Net interest rate margin	3.73	3.87	3.94	3.90	3.94
Efficiency ratio	55.42	52.82	54.39	52.81	56.56
OPERATING *
Return on average equity	17.80%	17.37%	17.97%	18.46%	19.03%
Return on average assets	1.31	1.33	1.34	1.35	1.38
Efficiency ratio	53.14	52.82	51.13	52.81	51.98
SHARE DATA:
	2003		2002
	2nd qtr	1st qtr	4th qtr	3rd qtr	2nd qtr
Earnings per share
Basic	$0.42	$0.41	$0.39	$0.40	$0.35
Diluted	0.42	0.41	0.39	0.40	0.35
Operating earnings per share*
Basic	0.45	0.41	0.43	0.40	0.40
Diluted	0.44	0.41	0.42	0.40	0.39
Cash dividend paid per common share	0.20	0.20	0.20	0.19	0.19
Book value per share	10.16	9.67	9.54	8.71	8.51
Book value calculation shares outstanding	90,070,000	87,082,000	87,277,000	82,145,000	82,208,000

press release 2nd qtr 2003

SKY FINANCIAL GROUP, INC.

FIVE QUARTER AVERAGE BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	2003		2002
	2nd qtr	1st qtr	4th qtr	3rd qtr	2nd qtr
Cash and due from banks	$197,463	$196,300	$208,787	$198,587	$201,744
Interest-earning deposits with banks	61,588	59,314	51,714	46,145	43,177
Federal funds sold	1,084	1,831	19,853	712	7,189
Loans held for sale	79,911	74,839	82,097	50,884	19,803
Securities available for sale	2,497,796	2,254,581	2,361,319	2,112,456	2,215,580
Total loans	8,693,826	7,904,048	7,736,515	6,932,386	6,690,572
Allowance for credit losses	(134,364)	(122,292)	(118,327)	(110,534)	(107,310)

Net loans	8,559,462	7,781,756	7,618,188	6,821,852	6,583,262
Premises and equipment	155,628	132,233	134,302	119,068	111,896
Other assets	593,339	493,758	483,547	382,615	378,901

Total Assets	$12,146,271	$10,994,612	$10,959,807	$9,732,319	$9,561,552

Total interest-earning assets	$11,334,205	$10,294,613	$10,251,498	$9,142,583	$8,976,321

Non-interest-bearing deposits	$1,088,973	$955,906	$1,000,725	$837,910	$825,794
Interest-bearing deposits	7,367,482	6,825,313	6,610,676	5,993,355	6,104,083

Total deposits	8,456,455	7,781,219	7,611,401	6,831,265	6,929,877
Repos and federal funds purchased	882,223	772,361	821,141	732,988	677,915
Debt and FHLB advances	1,783,806	1,462,734	1,568,549	1,342,631	1,156,360
Other liabilities	127,273	135,998	140,966	115,538	106,126
Shareholders’ equity	896,514	842,300	817,750	709,897	691,274

Total Liabilities and Shareholders’ Equity	$12,146,271	$10,994,612	$10,959,807	$9,732,319	$9,561,552

press release 2nd qtr 2003

SKY FINANCIAL GROUP, INC.

FIVE QUARTER ACTUAL BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	2003		2002
	2nd qtr	1st qtr	4th qtr	3rd qtr	2nd qtr
Cash and due from banks	$293,205	$246,407	$253,172	$240,050	$200,033
Interest-earning deposits with banks	69,889	59,715	61,345	43,597	62,497
Federal funds sold	—	—	11,100	—	—
Loans held for sale	110,326	111,579	69,333	82,172	11,648
Securities available for sale	2,551,690	2,464,445	2,247,181	2,172,520	2,188,340
Total loans	9,062,864	7,964,767	7,885,521	7,024,860	6,859,283
Allowance for credit losses	(140,965)	(123,114)	(121,372)	(110,119)	(108,065)

Net loans	8,921,899	7,841,653	7,764,149	6,914,741	6,751,218
Premises and equipment	154,117	131,193	133,356	122,245	112,068
Other assets	625,935	491,620	474,308	369,703	1403,239

Total Assets	$12,727,061	$11,346,612	$11,013,944	$9,945,028	$9,729,043

Total interest-earning assets	$11,794,769	$10,600,506	$10,274,480	$9,323,149	$9,121,768

Non-interest-bearing deposits	$1,207,755	$1,004,152	$997,017	$841,096	$867,553
Interest-bearing deposits	7,500,580	6,966,328	6,618,403	5,979,177	6,000,682

Total deposits	8,708,335	7,970,480	7,615,420	6,820,273	6,868,235
Repos and federal funds purchased	949,401	975,832	795,125	790,127	751,908
Debt and FHLB advances	1,948,730	1,404,980	1,600,750	1,446,830	1,263,512
Other liabilities	205,585	153,018	170,216	172,641	145,593
Shareholders’ equity	915,010	842,302	832,433	715,157	699,795

Total Liabilities and Shareholders’ Equity	$12,727,061	$11,346,612	$11,013,944	$9,945,028	$9,729,043

press release 2nd qtr 2003

SKY FINANCIAL GROUP, INC.

FIVE QUARTER ASSET QUALITY (Unaudited)

(Dollars in thousands)

ASSET QUALITY DATA:
	2003		2002
	2nd qtr	1st qtr	4th qtr	3rd qtr	2nd qtr
Non-accrual loans	$86,793	$62,257	$66,855	$63,778	$56,876
Restructured loans	1,266	1,291	3,203	3,306	3,840

Total non-performing loans	88,059	63,548	70,058	67,084	60,716
Other real estate owned	6,840	4,679	4,178	3,791	4,179

Total non-performing assets	$94,899	$68,227	$74,236	$70,875	$64,895

Loans 90 days or more past due & still accruing	$12,189	$13,434	$12,458	$9,055	$9,200
Net charge-offs	7,927	8,443	10,724	7,655	6,721
Allowance for credit losses	140,965	123,114	121,372	110,119	108,065

ASSET QUALITY RATIOS:
	2003		2002
	2nd qtr	1st qtr	4th qtr	3rd qtr	2nd qtr
Non-accrual loans to total loans	0.96%	0.78%	0.85%	0.91%	0.83%
Non-performing loans to total loans	0.97	0.80	0.89	0.95	0.89
Non-performing assets to total loans plus other real estate owned	1.05	0.86	0.94	1.01	0.95
Loans 90 days or more past due and still accruing to total loans	0.13	0.17	0.16	0.13	0.13
Net charge-offs to average loans	0.37	0.43	0.55	0.44	0.40
Allowance for credit losses to non-performing loans	160.08	193.73	173.25	164.15	177.98
Allowance for credit losses to non-performing assets	148.54	180.45	163.49	155.37	166.52
Allowance for credit losses to total loans	1.56	1.55	1.54	1.57	1.58

press release 2nd qtr 2003

SKY FINANCIAL GROUP, INC.

NON-GAAP DISCLOSURE RECONCILIATIONS

(Dollars in thousands)

* These tables include certain information not prepared in accordance with generally accepted accounting principles (“GAAP”). Non-GAAP information includes items such as operating earnings and certain ratios based on operating earnings.

Operating earnings are net income adjusted to exclude the results of certain significant transactions or events not representative of ongoing operations (“non-operating items”). Management believes operating earnings are an appropriate measurement of ongoing performance for comparability purposes. The following reconciles GAAP net income to operating earnings for each of the five quarters presented in these tables:

	2003		2002
	2nd qtr	1st qtr	4th qtr	3rd qtr	2nd qtr
Net income	$37,509	$36,070	$33,938	$33,033	$29,123
Merger, integration and restructuring expense	3,486		4,784		5,652
Tax effect	(1,220)		(1,674)		(1,978)

After-tax non-operating items	2,266	—	3,110	—	3,674

Operating earnings	$39,775	$36,070	$37,048	$33,033	$32,797

Non-operating items in 2003 reflect the impact of merger, integration and restructuring charges for the acquisition of Metropolitan Financial Corp.

Non-operating items in 2002 reflect the impact of merger, integration and restructuring charges for both Sky

Financial’s acquisition of Three Rivers recorded in the fourth quarter and the new technology platform implementation recorded in the second quarter.

Operating earnings is used as the numerator to calculate operating return on average assets, operating return on average equity and operating earnings per share. Additionally, non-operating items are deducted from non-interest expense in the numerator of the operating efficiency ratio disclosed in the tables. The comparable information on a GAAP basis is also provided in the tables.

—end—